Report of Independent Auditors


The Board of Trustees
Kemper Funds

We have examined the accompanying description of Kemper Financial Services, Inc. ("KFS") policies and procedures applicable to the multiple distribution system for calculating the net asset value, dividends and distributions of, and for allocating income and expenses to, various classes of shares of each of the Kemper Funds listed in Exhibit A attached hereto (the "Funds"). Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of KFS policies and procedures that may be relevant to the Funds' internal control structure, (2) the control structure policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and
(3) such policies and procedures had been placed in operation as of October 31, 1995. The control objectives were specified by KFS. Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

In our opinion, the accompanying description of the aforementioned portions of the internal control structure presents fairly, in all material respects, the relevant aspects of KFS's policies and procedures that had been placed in operation as of October 31, 1995. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily.

In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests to specific policies and procedures, listed in Section III. The nature, timing, extent, and results of the tests are listed in Section IV. This information has been provided to the Funds and to their auditors to be taken into consideration, along with information about the internal control structure at the Funds, when making assessments of control risks for the Funds. In our opinion, the policies and procedures that were tested, were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified in Section II were achieved as of October 31, 1995.

The relative effectiveness and significance of specific policies and procedures at KFS and their effect on assessments of control risk at the Funds are dependent on their interaction with the policies, procedures, and other factors present at the Funds.

The description and tests of operating effectiveness of the policies and procedures at KFS is as of October 31, 1995. Any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specified policies and procedures at KFS is subject to inherent limitations and, accordingly, errors or irregularities may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

This report is intended for use by the management of KFS, the Funds and their auditors, and the Securities and Exchange
Commission.



                                                  ERNST & YOUNG
LLP


Chicago, Illinois
December 15, 1995



SECTION I

Description of the System

Kemper Financial Services, Inc. ("KFS") implemented plans which allow each of the Kemper Funds listed in Exhibit A attached hereto (the "Funds") to issue multiple classes of shares.

Under the multiple distribution system, the Funds provide investors with the option of purchasing shares in any or all of the following four ways: (i) with a front-end sales load and a service fee (the "Front-End Load Option" or "Class A shares");
(ii) without a front-end sales load, but subject to a contingent deferred sales charge as well as to a distribution fee pursuant to a Rule 12b-1 Plan and to a service fee (the "Deferred Option" or "Class B shares"); (iii) without a front-end sales load or contingent deferred sales charge but subject to a Rule 12b-1 Plan providing for a distribution fee and to a service fee (the Level Load Option" or "Class C shares"); and (iv) without a front-end sales load, contingent deferred sales charge, distribution fee or service fee ("Institutional Option" or "Class I shares"). In addition, the Funds may from time to time create one or more additional classes of shares, the terms of which may differ from the Class A, B, C and I shares. Class B shares are converted to Class A shares six years after issuance. Class C and I shares have no conversion feature. No Class I shares have been issued.

The net asset value of all outstanding shares of each class is computed based on the net assets and shares outstanding attributable to each class. All expenses incurred by each Fund are allocated to each class based on the relative percentage of adjusted net assets except for the expenses of the distribution plan which are allocated to Class B and C shares, administrative service fees which are allocated to Class A, B and C shares, and class specific expenses which will be borne exclusively by that class. Due to the specific allocation of expenses that are borne solely by certain classes, the net income attributable to, and the dividends paid by, each class may vary.


SECTION II

Specific Control Objectives

Following are the specific control objectives of each Fund's system of internal accounting control relating to the allocation of income, expenses, gains and losses and the calculation of NAV and dividends/distributions for the four classes of shares:

  1. Direct  expenses  charged  to  each  class  of  shares   are
     correctly recorded in the Fund accounting records and allocated to the correct class of shares.

  2. Income, other operating expenses and realized and unrealized gains and losses are allocated properly to each class of shares based upon the relative net assets of each class of shares at the beginning of the day after adjusting for the prior day's Fund share activity.

  3. Dividend rates and daily per share NAV's for each class of shares reflect the proper allocation of income, expenses and realized and unrealized gains and losses, including the proper amount of any direct expenses charged to each class of shares.

SECTION III

Procedures to Achieve Specific Control Objectives

The following additional procedures will be performed for each Fund to meet the specific control objectives:

  1. Preparation   of   the  Multi-Class  Pricing-NAV   Worksheet
     ("Worksheet") daily.

  2. A determination of the dividends by class is made by dividing daily net investment income allocated to each class by the number of shares of that class eligible to receive dividends (record shares).

     The periodic distribution rate for realized gains will be determined by taking total net realized gains for each class and dividing by total record date shares.

  3. Upon completion of the Worksheet and the calculation of the dividend rate, and prior to furnishing the computed NAV and dividend rate to the Shareholder Service Agent, the Worksheet and calculation will be reviewed for accuracy by an accounting supervisor ("Final Reviewer"). The Final Reviewer will initial the Worksheet as evidence of the review.

  4. If the Final Reviewer notes any unusual fluctuation in the NAV or daily dividend rates between the classes of shares of a Fund, he or she will research the matter and document the reasons for, and the reasonableness of, the fluctuation.

  5. On a monthly basis, a reconciliation of all account balances for  each  class  of shares to the general  ledger  will  be
     performed.    The  reconciliation  will  be   reviewed   and
     initialed by the reviewer.


SECTION IV

Tests   of  Effectiveness  of  Control  Structure  Policies   and
Procedures

Our tests of the effectiveness of control structure policies and procedures were designed to determine whether:

  1. The description of the KFS' policies and procedures included in Section I of this report presents fairly, in all material respects, those aspects of the KFS' control structure that may be relevant to a user organization's internal control structure,

  2. the  control structure policies and procedures described  in
     Section III of this report were suitably designed to achieve the control objectives defined in Section II of this report, if those policies and procedures were complied with satisfactorily,

  3. the  control structure policies and procedures described  in
     Section III of this report had been placed in operation as of the date specified, and

  4. the control structure policies and procedures were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives in Section II were achieved as of as of the date listed in Exhibit A attached hereto ("Report Date").


Our tests of the effectiveness of control structure policies and procedures included the following procedures, to the extent we considered necessary: (a) a review of the KFS' organizational structure, including the segregation of functional responsibilities, policy statements, and personnel policies, (b) discussions with management, accounting, administrative and other personnel who are assigned responsibilities for developing, ensuring adherence to and applying control structure policies and procedures, and (c) observations of personnel in the performance of their assigned duties.

Our tests of the effectiveness of control structure policies and procedures included such other tests as we considered necessary in the circumstances to evaluate whether those policies and procedures, and the extent of compliance with them, are sufficient to provide reasonable, but not absolute, assurance that the specified control objectives were achieved as of Report Date. Our tests of the operational effectiveness of control structure policies and procedures were designed to cover the calculation as of Report Date for each of the procedures listed in Section III which satisfy the control objectives listed in
Section II of this report. In selecting particular tests of the operational effectiveness of control structure policies and procedures, we considered the (a) nature of the items being tested, (b) the kinds and competence of available evidential matter, (c) the nature of the audit objectives to be achieved,
(d) the assessed level of control risk, and (e) the expected efficiency and effectiveness of the tests.

Tests   of  effectiveness  of  control  structure  policies   and
procedures included:

     Tests   of  source  documentation  to  ensure  validity   of
     information.

     Tests of input and supervisory control procedures in place to ensure accuracy, completeness, validity and integrity of processing.

     Tests of recalculation of output to verify accuracy.

     Tests of output control procedures and resultant documents and reports relative to specific calculations to ensure accurate and timely updates of accounting records were achieved.


Testing procedures were designed and performed to enable us to conclude that the control objectives listed in Section II of this report were achieved as of
Report Date.




Kemper Funds                                      Exhibit A

October 31, 1995




Kemper Total Return Fund
Kemper International Fund
Kemper Blue Chip Fund